Exhibit 99.1

            Baldwin Sales and Earnings Increased During Fiscal 2007

     SHELTON, Conn.--(BUSINESS WIRE)--Sept. 24, 2007--Baldwin Technology Company, Inc. (AMEX: BLD), a global leader in process automation technology for the printing industry, announced today that net sales for the fiscal year ended June 30, 2007 were $201.5 million, an increase of $22 million or 12% over net sales of $179.4 million for the year ended June 30, 2006. Currency exchange rates had a favorable impact of approximately $5.7 million on sales.

     For the fiscal fourth quarter, net sales were $56.9 million, an increase of $9.4 million or 20% over net sales of $47.5 million for the fourth quarter in the prior year. The favorable impact of currency on fiscal fourth quarter sales was $1.2 million.

     For the full year, Baldwin recorded net income of $6.6 million or $0.42 per diluted share compared to $6.3 million or $0.40 per diluted share for the prior year. Fourth quarter net income was $3.6 million or $0.23 per diluted share, compared to net income of $1.9 million or $0.12 per diluted share for the comparable quarter in the prior fiscal year.

     Included in net income for the quarter and year ended June 30, 2007 was a partial release of the deferred tax asset valuation allowance of $2.5 million, which had a favorable impact on fourth quarter tax provision of the same amount. The Company has released a portion of the valuation allowance it had previously recorded against its U.S. deferred tax assets due to the sustained and projected profitability of its domestic operations.

     Orders for the fiscal fourth quarter were approximately $45.6 million, an increase of approximately 6% over orders of $43.1 million during the fourth quarter of fiscal year 2006. Year to date orders were $196 million, an increase of 9% compared to the prior period's $180.4 million. Backlog as of June 30, 2007 was $52.7 million up from $49.2 million a year earlier.

     President and CEO Karl Puehringer said, "We are encouraged with the strong performance of the Baldwin legacy operations, particularly in Japan and our newspaper business in Europe and North America. Related to our recent acquisitions, our integration initiatives are on track, we are achieving the expected restructuring savings, and orders for Oxy-Dry products continue to improve."

     "In the face of a challenging market environment, gross margins continue to be stable as a result of an intensive focus on innovation, production cost control and productivity. We believe that developing opportunities in emerging countries, the successful integration of our acquisitions and a continued focus on gaining market share will strengthen our position within the offset printing industry," Puehringer added.

     Baldwin Vice President and CFO John Jordan stated, "During the last few weeks, the Company and its newly-appointed auditing firm have required more time than originally planned with respect to the audit of the Company's financial statements and determining the impact of acquisitions. The Company is reporting earnings today after a thorough review and documentation of its accounting policies and procedures."

     "During the fourth quarter of 2007, operating costs were $2.3 million higher than in the fourth quarter of 2006, but this was entirely attributable to acquisitions and the effect of stronger offshore currencies. Our initiatives have begun to improve our working capital position and should continue to contribute to cash flow. Finally, our ability to release the valuation allowance against the deferred tax assets is a testament to our success in having restored the American operations to sustainable profitability." Jordan concluded.

     The Company will host a conference call to discuss the financial results and business outlook tomorrow, September 25th at 9 a.m. Eastern Time. Call in information is available on the company's website at http://www.baldwintech.com under the Investor Relations section. Interested investors are encouraged to log onto the website and participate in the call or access the webcast of the call. Participating in the call will be Baldwin President and CEO Karl S. Puehringer and Vice President and CFO John Jordan.

     About Baldwin

     Baldwin Technology Company, Inc. is a leading global supplier of process automation technology for the printing and publishing industry. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Ct., the company has sales and service centers, product development and manufacturing operations in the Americas, Asia and Europe. Baldwin's technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems.

     With a widely recognized reputation for advanced pressroom technology, Baldwin has more than 100 patents as well as several GATF Intertech awards and Fogra certifications. For more information, visit http://www.baldwintech.com.


                   Baldwin Technology Company, Inc.
             Condensed Consolidated Statements of Income
                (In thousands, except per share data)
                             (Unaudited)

                                               Quarter ended June 30,
                                               -----------------------
                                                  2007        2006
                                               ----------- -----------

Net sales                                      $   56,891  $   47,462
Cost of goods sold                                 38,434      31,059
                                               ----------- -----------
Gross profit                                       18,457      16,403
Operating expenses                                 15,532      13,241
Restructuring charges                                  --          --
                                               ----------- -----------
Operating income                                    2,925       3,162
Interest expense                                      740         271
Interest (income)                                     (78)        (33)
Other expense, net                                     84         126
                                               ----------- -----------
Income before income taxes                          2,179       2,798
Income tax provision (benefit)                     (1,437)        861
                                               ----------- -----------
Net income                                     $    3,616  $    1,937
                                               =========== ===========
Net income per share - basic                   $     0.24  $     0.13
                                               =========== ===========
Net income per share - diluted                 $     0.23  $     0.12
                                               =========== ===========
Weighted average shares outstanding - basic        15,377      15,022
                                               =========== ===========
Weighted average shares outstanding - diluted      15,749      15,905
                                               =========== ===========

                                                 Year ended June 30,
                                               -----------------------
                                                      2007        2006
                                               ----------- -----------
Net sales                                      $  201,477  $  179,380
Cost of goods sold                                135,703     119,072
                                               ----------- -----------
Gross profit                                       65,774      60,308
Operating expenses                                 54,867      49,707
Restructuring charges                                 994          --
                                               ----------- -----------
Operating income                                    9,913      10,601
Interest expense                                    2,272       1,074
Interest (income)                                    (210)       (125)
Other expense (income), net                           253         (38)
                                               ----------- -----------
Income before income taxes                          7,598       9,690
Income tax provision                                  958       3,432
                                               ----------- -----------
Net income                                     $    6,640  $    6,258
                                               =========== ===========
Net income per share - basic                   $     0.44  $     0.42
                                               =========== ===========
Net income per share - diluted                 $     0.42  $     0.40
                                               =========== ===========
Weighted average shares outstanding - basic        15,169      14,966
                                               =========== ===========
Weighted average shares outstanding - diluted      15,716      15,713
                                               =========== ===========


                Condensed Consolidated Balance Sheets
                      (In thousands, unaudited)

                                                  June 30,   June 30,
Assets                                              2007       2006
                                                 ---------- ----------
  Cash and equivalents                           $   17,375 $   14,986
  Trade receivables                                  47,863     39,862
  Inventory                                          30,384     22,657
  Prepaid expenses and other                          7,364      5,274
                                                 ---------- ----------
Total current assets                                102,986     82,779

Property, plant and equipment                         5,375      3,617
Intangible assets                                    35,275     13,749
Other assets                                         13,544     12,618
                                                 ---------- ----------
Total assets                                        157,180    112,763
                                                 ========== ==========

Liabilities
  Loans payable                                  $    3,249 $    2,622
  Current portion of long-term debt                   2,501        853
  Other current liabilities                          61,673     49,539
                                                 ---------- ----------
Total current liabilities                            67,423     53,014

Long-term debt                                       26,929      7,080

Other long-term liabilities                           8,288      6,736
                                                 ---------- ----------

Total liabilities                                   102,640     66,830

Shareholders' equity                                 54,540     45,933
                                                 ---------- ----------

Total liabilities and shareholders' equity       $  157,180 $  112,763
                                                 ========== ==========


     Cautionary Statement: This release may contain statements regarding expected future order, backlog and sales rates, operating margins and profitability or other statements, which may constitute "forward-looking" information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Exhibit 99 and Item 1A "Risk Factors" to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2006.


     CONTACT: Baldwin Technology Company, Inc.
              Helen P. Oster, 203-402-1004